Exhibit D(70)

AMENDMENT #3

DATED MARCH 1, 2016

TO

INVESTMENT SUB-ADVISORY AGREEMENT FOR

MML Blue Chip Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of May 1, 2006, relating to the MML Blue Chip Growth Fund (the “Fund”);

WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC (“MML Advisers”) on April 1, 2014;

WHEREAS, MML Advisers and the Sub-Adviser desire to amend the compensation of the Sub-Adviser; and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Item (a) of Section 6 - Compensation of the Sub-Adviser is deleted and replaced in its entirety with the following:

MML Advisers agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [    ]

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By: /s/ Brian Haendiges	By:	/s/ Savonne Ferguson
Name: Brian Haendiges		Name: Savonne Ferguson
Title: Vice President		Title: Vice President

Accepted and Agreed to by:
MML SERIES INVESTMENT FUND on behalf of MML Blue Chip Growth Fund

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer